                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 12.1


                                          METLIFE, INC.
                                RATIO OF EARNINGS TO FIXED CHARGES


                                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                              -----------------------------------------------------
                                                                                2004        2003       2002      2001        2000
                                                                              -------     -------    -------    -------     -------
                                                                                                (DOLLARS IN MILLIONS)
Income from continuing operations before provision for income taxes           $ 3,779     $ 2,559    $ 1,603    $   529     $ 1,192
Minority interest                                                                 152         110         73         57         115
Undistributed income and losses from investees                                   (108)        144        153       (102)       (200)
                                                                              -----------------------------------------------------
ADJUSTED EARNINGS                                                             $ 3,823     $ 2,813    $ 1,829    $   484     $ 1,107
                                                                              =====================================================

ADD: FIXED CHARGES
Interest and debt issue costs                                                     408         478        403        332         436
Estimated interest component of rent expense (1)                                   61          59         86         82          59
Interest credited to bank deposits                                                 39          17          7          3          --
Interest credited to policyholder account balances                              2,998       3,035      2,950      3,084       2,935
                                                                              -----------------------------------------------------
TOTAL FIXED CHARGES                                                           $ 3,506     $ 3,589    $ 3,446    $ 3,501     $ 3,430
                                                                              =====================================================

                                                                              -------     -------    -------    -------     -------
TOTAL EARNINGS                                                                $ 7,329     $ 6,402    $ 5,275    $ 3,985     $ 4,537
                                                                              =======     =======    =======    =======     =======

RATIO OF EARNINGS TO FIXED CHARGES                                               2.09        1.78       1.53       1.14        1.32
                                                                              =======     =======    =======    =======     =======


----------
1) 23.1% for 2004 and 2003, 29.1% for 2002 and 2001, and 25.9% for 2000.